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Press Release
FOR IMMEDIATE RELEASE    March 13, 2025

Jacobs Completes Equity for Debt Exchange
Exchange Reduces Debt by approximately $312 million
DALLAS – Jacobs (NYSE:J) today announced that it has successfully exited its equity stake in Amentum Holdings, Inc. (“Amentum”) by exchanging 19,464,174 shares of common stock of Amentum held by its wholly-owned subsidiary, Jacobs Engineering Group Inc. (“JEG”), for approximately £240 million aggregate principal amount of JEG term loans. The Amentum common stock was sold by BofA Securities, Inc., as selling shareholder, to investors in a registered public offering that closed on March 13, 2025. After giving effect to the transaction and the retirement of the exchanged JEG term loans, Jacobs’ aggregate outstanding borrowings decreased by approximately £240 million, or the equivalent of approximately $312 million.1
Jacobs' Chair and CEO Bob Pragada commented, "We are pleased to have successfully completed this equity for debt exchange, achieving value for our shareholders through further debt reduction, within our previously announced timeline. Exiting our position in Amentum is another step in our business transformation strategy resulting in an industry leading science-based consulting and advisory company delivering resilient, digitally enabled infrastructure solutions having a positive impact on the world.”
An additional 9,732,087 shares of Amentum common stock remain in escrow, subject to final determination of certain performance milestones in connection with a post-closing adjustment to the merger consideration provided in the transaction documents relating to the combination of Jacobs’ Critical Mission Solutions and Cyber & Intelligence businesses with Amentum Parent Holdings LLC on September 27, 2024. As previously disclosed, Jacobs intends to distribute any additional shares of Amentum common stock to which it becomes entitled on a pro rata basis to Jacobs’ shareholders as of a record date that will be set once the final determination is reached.
BofA Securities, J.P. Morgan, Morgan Stanley, BNP Paribas and TD Cowen acted as joint book-running managers in the registered public offering of Amentum common stock.
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any offer, solicitation or sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An effective shelf registration statement, under which securities were sold, was filed previously with the U.S. Securities and Exchange Commission. The offering was made by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by
1 Calculated based on $1.2990 per £1.

contacting BofA Securities, Attention: Prospectus Department, 201 North Tryon Street, NC1-022-02-25 Charlotte, North Carolina 28255-0001, or by emailing: dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or email: prospectus-eq_fi@jpmorgan.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014. An electronic copy may also be obtained at www.sec.gov.
About Jacobs
At Jacobs, we're challenging today to reinvent tomorrow – delivering outcomes and solutions for the world's most complex challenges. With approximately $12 billion in annual revenue and a team of almost 45,000, we provide end-to-end services in advanced manufacturing, cities & places, energy, environmental, life sciences, transportation and water. From advisory and consulting, feasibility, planning, design, program and lifecycle management, we're creating a more connected and sustainable world. See how at jacobs.com and connect with us on Facebook, Instagram, LinkedIn and X.
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We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.jacobs.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures. Information contained on or accessible from our website or any other website is not incorporated by reference herein or in any of our SEC filings.

Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as "expects," "anticipates," "believes," "seeks," "estimates," "plans," "intends," "future," "will," "would," "could," "can," "may," and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning our expectations regarding the distribution of additional shares of Amentum common stock to our shareholders in the future. We base these forward-looking statements on management's current estimates and expectations, as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements including, but not limited to, uncertainties as to the impact of the recently completed separation transaction pursuant to which we spun off and merged our Critical Missions Solutions and Cyber & Intelligence businesses with Amentum (together, "new Amentum") on Jacobs' and new Amentum's businesses, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act and other legislation and executive orders related to governmental spending, and changes in U.S. or foreign tax laws, statutes, rules, regulations or ordinances, including the impact of, and changes to tariffs or trade policies, that may adversely impact our future financial positions or results of operations, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the possibility of a recession or economic downturn, and increased uncertainty and risks, including policy risks and potential civil unrest, relating to the outcome of elections across our key markets and elevated geopolitical tension and conflicts, among others. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements, see our filings with the U.S. Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

Contacts:
Investors:
Bert Subin
JacobsIR@jacobs.com

Media:
Louise White
louise.white@jacobs.com
469-724-0810